EXHIBIT 11.1

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        GULFSTREAM AEROSPACE CORPORATION AND SUBSIDIARIES
       Computation of Pro Forma Earnings per Common Share
              (In thousands, except per share data)
                           (Unaudited)
                                    THREE MONTHS      NINE MONTHS
                                        ENDED            ENDED
                                    SEPTEMBER 30,     SEPTEMBER 30,
                                  ----------------  ----------------
                                   1996      1995     1996     1995
                                  -------  -------  -------  -------
Net Income                        $17,247   $2,118  $32,606   $9,957
                                  =======  =======  =======   ======
Pro forma, for Recapitalization,
average shares issued and
outstanding                        65,403   65,403   65,403   65,403

Exercise of certain stock
options with the Offering           3,950    3,950    3,950    3,950

Incremental shares applicable to
stock options outstanding after
the exercise of certain stock
options with the Offering           4,623    4,623    4,623    4,623

Pro forma, shares issued
pursuant to the Offering            4,559    4,559    4,559    4,559
                                  -------  -------  -------  -------
Pro forma, for Recapitalization
and Offering, weighted average
number of common and common
equivalent shares                  78,535   78,535   78,535   78,535
                                  =======  =======  =======  =======
Pro forma, for Recapitalization
and Offering, net income per
common and common equivalent
share                              $0.22     $0.03    $0.42    $0.13
                                  =======  =======  =======  =======

Note:  Shares and stock options issued subsequent to September
30, 1995 are treated as outstanding for all reported periods.

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